Exhibit 99(a)(3)

AMENDED AND RESTATED
SCHEDULE A
TO
GLOBAL X FUNDS
DECLARATION OF TRUST

As of December 5, 2008

Series
Global X FTSE Nordic 30 ETF
Global X FTSE Argentina 20 ETF
Global X/InterBolsa FTSE Colombia 20 ETF
Global X FTSE Egypt 30 ETF
Global X FTSE Peru 20 ETF
Global X FTSE Philippines 30 ETF